Filed Pursuant to Rule 424(b)(3)
File Number 333-138603

PROSPECTUS SUPPLEMENT NO. 2
to Prospectus dated September 28, 2007
(Registration No. 333-138603)

CHINA ARCHITECTURAL ENGINEERING, INC.

This Prospectus Supplement No. 2 supplements our Prospectus dated September 28, 2007 and Prospectus Supplement No. 1 dated November 21, 2007. The shares that are the subject of the Prospectus have been registered to permit their resale to the public by the selling stockholders named in the Prospectus. We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. You should read this Prospectus Supplement No. 2 together with the Prospectus and Prospectus Supplement No. 1.

This Prospectus Supplement No. 2 includes the attached reports, as set forth below, as filed by us with the Securities and Exchange Commission (the “SEC"): (i) Certain portions of the Current Report on Form 8-K filed with the SEC on March 7, 2008 and (ii) the Current Report on Form 8-K filed with the SEC on March 14, 2008.

Our common stock is traded on the American Stock Exchange under the symbol “RCH.”

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement No. 2 is March 18, 2008.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) of the
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): March 3, 2008

CHINA ARCHITECTURAL ENGINEERING, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-33709	51-05021250
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

105 Baishi Road, Jiuzhou West Avenue, Zhuhai 519070 People’s Republic of China	N/A
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code:	0086-756-8538908

N/A
(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.	DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On March 3, 2008, the Board of Directors of China Architectural Engineering, Inc. (the “Company”) appointed Xinyue Jasmine Geffner as its Chief Financial Officer. Ms. Geffner replaces Wang Xin as Chief Financial Officer of the Company, who has taken the position of Financial Controller of China operations of the Company. Also on March 3, 2008, the Board of Directors appointed Charles John Anderson as the President of a subsidiary of the Company that will be incorporated in the United States and which will manage the Company’s operations in the United States.

Ms. Geffner, 35, has experience in the investment and commercial banking industry covering a variety of sectors and has advised companies in Mainland China and the Americas region on mergers and acquisitions, capital raising, and other financing activities. From March 2005 to March 2008, Ms. Geffner headed the China Desk for HSBC Bank USA in the Americas region, where she lead a team responsible for development and promotion of cross-border business activities, such as mergers and acquisitions and capital raising, between companies in China and the Americas. From August 2004 to February 2005, Ms. Geffner served as Vice President of the Consumer and Retail Group of HSBC Bank USA. In July 2003, Ms. Geffner co-founded Q.P. Mortgage Banking Center, Inc. in New York, a provider of residential and commercial mortgage products. She served as Co-President of Q.P. Mortgage Banking Center, Inc. until August 2004. From August 1999 to June 2003, Ms. Geffner worked in the Investment Banking Group of Dresdner Kleinwort Wasserstein, which is the international investment banking arm of Dresdner Bank. She has also held positions as Calyon, a global bank, in addition to Merrill Lynch and Furman Selz (ING). Ms. Geffner is a Chartered Financial Analyst (CFA) and holds a Series 7 and Series 63 license from FINRA. Ms. Geffner recently joined the Board of the Hong Kong Association of New York in 2007. Ms. Geffner earned her MBA from New York University’s Stern School of Business in 1997, double majoring in Finance and Accounting, and she earned her Bachelor of Business Administration from City University of New York, Baruch College in 1994.

Ms. Geffner is not related to any of the Company’s executive officers or directors, nor has she been party to any transaction requiring disclosure pursuant to Item 404(a) of Regulation S-K.

Mr. Anderson, 54, has worked in the building envelope industry for more than 33 years. His career began in 1974 and he has experience in sales, estimating, engineering, manufacturing, testing, quality control, installation, project management, contract administration and executive management. Prior to joining the Company, Mr. Anderson worked as a senior consultant for Israel Berger & Associates, LLC, specializing in building envelope evaluation. From 1996 to 2004, Mr. Anderson worked for Glassalum International Corporation, a custom curtainwall manufacturing and installation company, where he was responsible for coordinating engineering, manufacturing and project management activities. While at Glassalum International Corporation, Mr. Anderson served in various positions, including President and Chief Operating Officer. In 1987, Mr. Anderson founded Building Research, Inc., which provided consulting, testing and inspection services from inception to 1992. Mr. Anderson also worked for other companies in the curtainwall and related industries, including Midwest Curtainwalls, Inc., Ampat Group, Inc., Construction Research Laboratory, Inc., and Miami Testing Laboratory, Inc.

Mr. Anderson is not related to any of the Company’s executive officers or directors, nor has he been party to any transaction requiring disclosure pursuant to Item 404(a) of Regulation S-K.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 7, 2008	CHINA ARCHITECTURAL ENGINEERING, INC.

	By:	/s/ Luo Ken Yi
Name: Luo Ken Yi
Title: Chief Executive Officer

3

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
__________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) of the
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): March 12, 2008

CHINA ARCHITECTURAL ENGINEERING, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-33709	51-05021250
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

105 Baishi Road, Jiuzhou West Avenue, Zhuhai 519070 People’s Republic of China	N/A
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code:	0086-756-8538908

N/A
(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.	DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On March 12, 2008, China Architectural Engineering, Inc. (the “Company”) entered into an employment agreement with Xinyue Jasmine Geffner, its Chief Financial Officer. On March 12, 2008, the Company also entered into an employment agreement with Charles John Anderson, which will be the President of a subsidiary of the Company that will be incorporated in the United States and which will manage the Company’s operations in the United States.

According to the Ms. Geffner’s employment agreement (the “Geffner Agreement”), which has a term of two years, Ms. Geffner will serve as the Company’s Chief Financial Officer of the Company and receive an annual base salary equal to HK$840,000, which is equal to approximately US$107,871. The Company also agreed to pay Ms. Geffner an annual housing allowance in the amount of HK$720,000, which is equal to approximately US$92,461, and an annual cash bonus that will be no less than HK$400,000, which is equal to approximately US$51,367. The Company also agreed to issue or have transferred to Ms. Geffner 70,000 shares of the Company’s common stock as a bonus for entering into the Geffner Agreement. Ms. Geffner will also receive an additional 70,000 shares of common stock on the one-year anniversary of the Geffner Agreement, in addition to being eligible to receive additional issuances of a minimum of 60,000 shares on each of the first and second anniversary of the Geffner Agreement if she has performed her services under the agreement to the satisfaction of the Company’s Chief Executive Officer and the Board of Directors. Shares issued or transferred to Ms. Geffner will be subject to lock up restrictions for a period of twelve months. According to the Geffner Agreement, Ms. Geffner will also receive paid vacation, medical, dental and vision insurance coverage, moving expenses, and term-life insurance.

According to the Mr. Anderson’s employment agreement (the “Anderson Agreement”), Mr. Anderson will serve as the President of the Company’s subsidiary that will be incorporated in the United States and handle US operations. The Anderson Agreement has a term of five years, unless terminated earlier in accordance with the terms of the Anderson Agreement, and it will automatically renew for successive one-year periods thereafter unless either party provides 180-day prior written notice. During the term of the Anderson Agreement, either party may terminate the agreement with 120-day prior written notice.

According to the Anderson Agreement, Mr. Anderson will receive an annual base salary of US$190,000, in addition to a commission that will be based on all cash received by the Company on all sales of the Company’s goods or services made pursuant to contracts originated primarily as the result of the efforts of Mr. Anderson during the term of the Anderson Agreement (“Employee Sales”). Mr. Anderson will receive a cash payment equal to one-half percent (0.50%) of Employee Sales up to US$20 million per annum. Mr. Anderson’s commission rate is adjusted to one-quarter percent (0.25%) for Employee Sales in excess of US$20 million per annum. Mr. Anderson will receive his commission payments in three installments, as follows: (i) the first payment will be 50% of the total commissions for a contract and will be paid once the Company receives the first payment from the customer under such contract, provided that, however, the first payment on each contract cannot exceed a total of US$100,000; (ii) the second payment will be 80% of total commissions, on a cumulative basis, of a such contract, including any amounts paid in the first payment, and will be paid once the Company receives payment of at least 50% of the total payments due under such contract; and (iii) the third and final payment will be for the remaining 20% of the total commissions for such contract and will be paid once the Company receives the last payment from the customer under the contract.

Mr. Anderson will also receive each year a number of shares of the Company’s common stock that is equal to (i) twice the amount of Mr. Anderson’s total commissions on US sales for the year divided by (ii) the closing trading price of the Company’s common stock on December 31 on such year; provide that, however, the US sales for purposes of this calculation will be capped at US$50 million. All shares received by Mr. Anderson will be subject to a twelve-month lock up restriction. Mr. Anderson will also receive a monthly automobile allowance of US$1,000, in addition to reimbursement of automobile related expenses, and he will be eligible to receive an annual bonus at the sole discretion of the Chief Executive Officer and Board of Directors. He will also receive paid vacation and reimbursement of medical health insurance. During the term of the Anderson Agreement and twelve months thereafter, Mr. Anderson agreed not to solicit clients or employees from the Company and not to compete against the Company in the geographic regions that the Company has operations.

2

A copy of each of the Geffner Agreement and Anderson Agreement is attached to this Form 8-K as Exhibits 10.1 and 10.2, respectively.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS

9.01 (d) Exhibits

Exhibit Number	Description
10.1	Employment Agreement dated March 12, 2008 entered into between the Company and Xinyue Jasmine Geffner.
10.2	Employment Agreement dated March 12, 2008 entered into between the Company and Charles John Anderson.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 13, 2008	CHINA ARCHITECTURAL ENGINEERING, INC.

	By:	/s/ Luo Ken Yi
Name: Luo Ken Yi Title: Chief Executive Officer

4

EXHIBIT INDEX

Exhibit Number	Description
10.1	Employment Agreement dated March 12, 2008 entered into between the Company and Xinyue Jasmine Geffner.
10.2	Employment Agreement dated March 12, 2008 entered into between the Company and Charles John Anderson.

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THIS SERVICE AGREEMENT is made on, 12 March 2008.

PARTIES:

1.
China Architectural Engineering, Inc. (Ticker RCH) of 105 Baishi Road, Jiuzhou West Avenue, Zhuhai 519070, People’s Republic of China (the PRC), a Company incorporated in the State of Delaware, USA (“Company”) and currently listed on the American Stock Exchange;

2.	Xin Yue Jasmine Geffner of the State of New York, USA (the “Executive”)

INTRODUCTION:

The Company has agreed to employ the Executive as Chief Financial Officer (CFO) and the Executive has agreed to accept that employment upon and subject to the terms and conditions set out in this Agreement.

AGREED TERMS:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement, unless the contrary intention appears -

"Address for Service" means the address of each party appearing in this Agreement or such other address as either party may, by notice in writing to the other, nominate as its new address for service of notices;

"Board" means the board of directors of the Company;

"Business Day" means a day that is not a Saturday, Sunday, public holiday or bank holiday in Hong Kong;

"Commencement Date" means 3 March 2008;

"Related" in respect of a corporation has the same meaning as "related body corporate";

"Services" means the services of Chief Financial Officer as generally directed by the Board including, without limitation:

(a)
to perform duties relating to all financial and accounting matters, including but not limited to arrange equity and debt financing for the Company, supervise all financial and accounting personnel in parent company and all subsidiaries, investor relations; and

(b)	to provide advice to the Chief Executive Officer and the Board of Directors on all matters relating to financial and accounting matters of the Company; and

(c)	to undertake such travel at the expense of the Company as may be necessary for the Executive to properly perform the above duties and obligations; and

(d)	any and all complimentary or necessarily incidental duties and obligations entrusted to the Executive by the Chief Executive Officer or the Board of Directors.

"Term" means the period commencing on the Commencement Date and ending on the earlier to occur of:

(a)	2 March 2010, or such later date as may be agreed upon by the Company and the Executive (the “Expiration Date”); and

(b)	The date this Agreement is terminated by either party.

(c)	It is not necessary for the Executive to undergo a probationary period.

1.2	Interpretation

In this Agreement, unless the contrary intention appears -

(a)	a reference to this Agreement or to another document includes this Agreement or that document as amended or varied;

(b)	unless otherwise stated, monetary amounts are expressed in Hong Kong Dollars;

(c)	clause headings and the table of contents are inserted for convenience only and are not to be used in interpreting this Agreement;

(d)
references to a statutory enactment or regulation include references to that enactment or regulation as amended or re-enacted and include references to any enactment or regulation which replaces an enactment or regulation referred to;

(e)	words importing any gender include all other genders;

(f)	words importing the singular include the plural and vice versa;

(g)	reference to a "party" is a reference to a party to this Agreement;

(h)	reference to an Annexure, Clause, Introduction, Item or Schedule is a reference to an annexure to, clause of, the introduction to, item in a schedule to, or a schedule to this Agreement:

(i)	reference to a person includes a natural person, corporation, incorporated association, statutory corporation, the Government and any other type of legal entity;

(j)
reference to a body or authority is if the body or authority has ceased to exist and unless otherwise prescribed by law, a reference to the body or authority which then has substantially the same objects as that body or authority and any reference to the Chief Executive Officer or Chairman of a body or authority is a reference to the senior officer or acting senior officer for the time being of that body or authority; and

(k)	"including" and "includes" are not words of limitations.

1.3	Business Day

If the time for doing any act to be done under or pursuant to this Agreement expires on a day other than a Business Day, the time for doing that act is extended until the next Business Day.

1.4	Good Faith

Each party must act in good faith towards the other and use its best endeavours to comply with the spirit and intention of this Agreement.

2.	EMPLOYMENT OF THE EXECUTIVE

2.1
The Company employs the Executive for the Term as the Chief Financial Officer to provide the Services to the Company and the Executive accepts that employment upon and subject to the terms and conditions set out in this Agreement.

2.2
The Company represents, warrants and covenants to the Executive that prior to the Company's execution of this Agreement it shall have obtained all necessary consents and approvals for this Agreement, including (but not limited to) the approval of the Company's Board of Directors and a majority of the independent Directors of the Board.

3.	DUTIES AND OBLIGATIONS OF THE EXECUTIVE

3.1	Obligations

The Executive must throughout the Term:

(a)	serve the Company as the Chief Financial Officer;

(b)	provide the Services to the Company;

(c)	use her best endeavours to promote, extend and develop the business of the Company;

(d)	faithfully serve the Company;

(e)	report directly to the Chief Executive Officer;

(f)	comply with and observe all lawful and reasonable requests, directions and restrictions made or imposed by the Chief Executive Officer or the Board of Directors.

3.2	Confidentiality

The Executive covenants and warrants with and to the Company that during the Term and at all times thereafter she will not divulge either directly or indirectly, knowingly or inadvertently, any knowledge or information concerning the business, financial affairs, property or clients of the Company or any related corporation of the Company other than

(a)	information which is in the public domain (otherwise than as a result of a breach of this Clause);

(b)	as required by law; or

(c)	to her legal or financial advisers for the purpose of obtaining professional advice.

4.	REMUNERATION

4.1 Salary

(a)
The Company must pay to the Executive Hong Kong Dollars Eight Hundred and Forty Thousand ($840,000) per year, which is equivalent to Hong Kong Dollars Seventy Thousand ($70,000.00) per month which includes in the said Salary an amount up to Hong Kong Dollars Two Hundred and Forty Thousand ($240,000) per year may be used by the Executive at her discretion for her children’s education purposes; and

(b)
The Company must pay housing allowance to the Executive Hong Kong Dollars Seven Hundred and Twenty Thousand ($720,000) per year, which is equivalent to Hong Kong Dollars Sixty Thousand ($60,000.00) per month in addition to the above mentioned Salary which may be used by the Executive at her discretion; and

(c)
The Company must pay salary together with the housing allowance on 1st of every month in equal monthly instalments in advance. If the payment day is the same as holiday or resting day, The Company should pay at the nearest working day; and

(d)	The salary and housing allowance must be paid by legal tender and instead of kind or value securities.

4.2 Shares

(a)
As a signing bonus, the Company and/or its representative, must issue to the Executive or transfer to the Executive, at no cost to the Executive (including as to stamp duty or taxes), seventy thousand (70,000) Shares of the Company at the Commencement Date; and

(b)
The Company and/or its representative, must issue to the Executive or transfer to the Executive, at no cost to the Executive (including as to stamp duty or taxes), seventy thousand (70,000) Shares of the Company at the first anniversary of the Commencement Date; and

(c)
The Company and/or its representative, must issue to the Executive or transfer to the Executive, at no cost to the Executive (including as to stamp duty or taxes), minimum sixty thousand (60,000) additional Shares of the Company at the first anniversary of the Commencement Date, provided that the Executive has performed her Services to the satisfaction of the Chief Executive Officer and the Board of Directors, including but not limited to contributing to the Company’s financial and operating performance, enhancing the Company’s reputation within the investment community; and

(d)
The Company and/or its representative, must issue to the Executive or transfer to the Executive, at no cost to the Executive (including as to stamp duty or taxes), minimum sixty thousand (60,000) additional Shares of the Company at the second anniversary of the Commencement Date, provided that the Executive has performed her Services to the satisfaction of the Chief Executive Officer and the Board of Directors, including but not limited to contributing to the Company’s financial and operating performance, enhancing the Company’s reputation within the investment community; and

(e)
The Shares shall be subject to a 12 month lock-up. All of the Shares described in this Agreement must be of the same type and class of shares as are being traded on the American Stock Exchange as of the Commencement Date.

4.3	Cash Bonus

(a)	The Company must pay to the Executive a cash bonus no lower than Hong Kong Dollars Four Hundred Thousand ($400,000) per year; and

(b)	The Cash Bonus shall be paid at the first and the second anniversary of the Commencement Date.

4.4	Holidays and Vacation Days

(a)	The Executive is entitled to all standard holidays for any typical Hong Kong employee per year; and

(b)
The Executive is entitled to accrue up to twenty (20) working days’ paid vacation per year during her Employment (plus public holidays in Hong Kong). The right to paid vacation will accrue pro rata during each year of the Employment.

(c)	On termination of the Employment, the Executive shall be entitled to payment in lieu of accrued but untaken vacation on a pro rata basis.

4.5	Medical, Dental and Vision Insurance

(a)
The Company must, at its own expense, maintain throughout the Term insurance, with a reputable insurance company, which covers medical, dental and vision expenses including but not limited to annual check-ups for the Executive and her immediate family (husband and children) worldwide, including but not limited to Hong Kong, the PRC, the United States; and

(b)
The Company must reimburse the Executive for any out of pocket expenses (not covered by the insurance) related to medical, dental and vision needs of the Executive and her immediate family (husband and children) worldwide.

4.6	Accidental Death, Dismemberment and Travel Insurance

(a)
The Company must, at its own expense, maintain throughout the Term insurance, with a reputable insurance company, which insures against accidental death, dismemberment and accidents that may arise out of travel for the Executive and her immediate family (husband and children) worldwide, including but not limited to Hong Kong, the PRC, the United States; and.

(b)
The Company must reimburse the Executive for any out of pocket expenses (not covered by the insurance) related to the accidental death, dismemberment and accidents that may arise out of travel by the Executive and her immediate family (husband and children) worldwide.

4.7	Life Insurance

The Company must, at its own expense, maintain throughout the Term a life insurance, with a reputable insurance company, which insures against the death of the Executive and pays a minimum benefit of US Dollars Two Million ($2,000,000) to the Executive’s named beneficiaries. To the extent that such insurance constitutes a taxable benefit to the Executive in either Hong Kong or the U.S., the Company shall pay to the Executive as a “gross-up” an additional amount sufficient to pay the Executive’s income or related taxes on the value of such benefit.

4.8	Corporate Apartment

The Company must, at its own expense, provide the Executive an apartment in Hong Kong until the end of July 2008. To the extent that such apartment constitutes a taxable benefit to the Executive in either Hong Kong or the U.S., the Company shall pay to the Executive as a “gross-up” an additional amount sufficient to pay the Executive’s income or related taxes on the value of such benefit.

4.9	Moving Expenses

The Company must reimburse the Executive all moving expenses arising out of her and her immediate family’s (husband and children) move from the State of New York, USA to Hong Kong, including but not limited to air travel tickets for her and her immediate family, moving of furniture and other belongings. Upon the expiration or termination of the Executive’s employment with the Company for any reason other than a termination of her employment pursuant to Section 7.1 below, the Company shall reimburse the Executive all moving expenses arising out of her and her family’s move from Hong Kong to the USA., including but not limited to air travel tickets for her and her immediate family, moving of furniture and other belongings. To the extent that such reimbursement constitutes a taxable benefit to the Executive in either Hong Kong or the U.S., the Company shall pay to the Executive as a “gross-up” an additional amount sufficient to pay the Executive’s income or related taxes on the value of such benefit.

4.10	Tax, Accounting and Legal Expenses

The Company must reimburse all tax, accounting and legal expenses, including but not limited to annual USA and Hong Kong personal income tax filings for the Executive and her immediate family, accountant and legal expenses associated with this Agreement.

To the extent that payment by the Company of any of the items described in Sections 4.5 through 4.10 constitutes a taxable benefit to the Executive in either Hong Kong or the U.S., the Company shall pay to the Executive as a “gross-up” an additional amount sufficient to pay the Executive’s income or related taxes on the value of such benefit(s).

5.	LOCATION, TRAVEL AND BUSINESS EXPENSES

5.1	Location of the Executive

The Company acknowledges that, throughout the Term, the Executive will be based in Hong Kong but will travel to the Company’s offices when required.

5.2	Travel and Accommodation

When the Executive undertakes pre-approval travel within the PRC and elsewhere for the Company, the Company must meet the full cost of that travel in accordance with the Company’s reimbursement policies.

5.3	Business Expenses

The Executive is entitled to reimbursement for reasonable and necessary business expenses incurred in connection with the performance of the Executive’s duties in accordance with the Company’s reimbursement policies.

6.	INSURANCE AND INDEMNITY

6.1	Directors’ & Officers’ Liability Insurance

The Company must, at its own expense, maintain throughout the Term insurance, commonly known as directors’ and officers’ liability insurance, with a reputable insurance, in such amounts as determined by the Board of Directors.

6.2	Indemnity

The Company shall indemnify and hold harmless the Executive from and against all and any liability incurred by the Executive in her capacity as Chief Financial Officer of the Company to the fullest extent allowable under Delaware law.

7.	TERMINATION

7.1	Termination by the Company for Cause

The Company may forthwith terminate this Agreement if the Executive at any time -

(a)	commits any act involving fraud, deceit or dishonesty in relation to her employment with the Company;

(b)
becomes bankrupt or commits an act of bankruptcy or suspends payment of her debts or compounds with or assigns her estate for the benefit of her creditors and such condition is not remedied within a period of no more than sixty (60) days after the Company provides notice of potential termination to the Executive;

(c)	is convicted of any criminal offence carrying a maximum penalty of not less than twelve (12) months imprisonment;

(d)	persistently neglects the duties and responsibilities of her position with the Company;

(e)	materially breaches this Agreement and does not remedy the breach within fourteen (14) Business Days of receipt of notice in writing from the Company specifying the breach;

and without prejudice to any other claim, right or remedy which the Company may have against the Executive.

7.2	Termination by the Executive for Cause

The Executive may forthwith terminate this Agreement if the Company at any time -

(a)
is in default of any of its agreements, duties or obligations under this Agreement and fails to rectify that default within fourteen (14) Business Days after being requested to do so by notice in writing from the Executive;

(b)	has a liquidator, provisional liquidator, receiver, receiver and manager or official manager appointed to it or has an administrator appointed to it;

(c)	fails to maintain the Executive in the position of Chief Financial Officer (or any other position not less senior to such position);

(d)	a material diminution in the nature or scope of the Executive’s responsibilities, duties or authority;

(e)	relocation of the Company’s executive offices outside of Hong Kong or relocation of Executive away from the executive offices;

(f)
failure of the Company to timely make any material payment or provide any material benefit under this Agreement, or the Company’s material reduction of any compensation, equity or benefits that the Executive is eligible to receive under this Agreement which failure is not cured within five (5) business days after notice to the Company by the Executive;

(g)
requires the Executive to engage in any activities or conduct despite the Executive expressing in good faith the opinion that such activities or conduct would constitute a violation of any criminal laws, accounting standards in either Hong Kong or the United States, (for so long as the Company’s shares continue to be traded on any exchange in the U.S.) any applicable U.S. securities laws (including, but not limited to, the Sarbanes-Oxley Act of 2002), or Section 7.1(a) above, and without prejudice to any other claim, right or remedy which the Executive may have against the Company.

7.3	Payment upon Termination

(a)
If the Executive terminates this Agreement pursuant to Clause 7.2 or is terminated by the Company under circumstances outside of Clause 7.1, the Company must within ten (10) Business Days after the date of that termination pay to the Executive the whole of the remuneration of the Executive pursuant to Clause 4 which, but for the termination of this Agreement, would be payable to the Executive under this Agreement until the Expiration Date.

(b)
The remuneration payable to the Executive under this Section 7.3 must include, but is not limited to, salary, cash bonus, holidays, vacation days, all insurance and other reimbursements provided for in this Agreement.

(c)	The Shares issued pursuant to Clause 4.2 shall cease to be covered by any applicable lock-up immediately upon such termination.

7.4	Shares

The termination of this Agreement by the Executive in accordance with the terms of this agreement does not affect in any way the Shares issued or transferred to the Executive pursuant to Clause 4.2.

7.5	Obligations on Termination

On termination of this agreement, the Executive must return to the Company all tangible property of the Company or any Group Company including, but not limited to, all books, documents, papers, materials, portable telephones, computer hardware and software, computer disks, credit or charge cards, cars, keys and any other property (including copies, summaries and excerpts) belonging to or relating to the affairs or business of the Company or any Group Company held by the Executive or under the Executive’s control.

8.	MODIFICATION OF THE SERVICE AGREEMENT

(a)	If any party wants to modify relevant clauses of this Agreement, he or she should inform the other party by written form.

(b)	Relevant clauses, which are agreed by both parties after negotiation, could be modified according to the procedures.

9.	NEW SERVICE AGREEMENT

(a)
The parties must attempt to negotiate the terms and conditions of a new service agreement between the Company and the Executive to commence immediately upon the expiration of the Term and for a term to be agreed.

(b)	The terms and conditions of the new service agreement referred to in Clause (a) must not be less favourable to the Executive than the terms and conditions of this Agreement.

(c)	If the parties cannot agree on a new Service Agreement, the Agreement will terminate in accordance with its terms.

10.	CONFIDENTIALITY

10.1	Obligations of the Parties

Each party must maintain in confidence all confidential information relating to the business affairs of the other party, however that information is obtained, and may only disclose that information -

(a)	as required by law or any applicable stock-exchange;

(b)	for prosecuting or defending any claim, action, proceeding or demand;

(c)	in confidence to that party’s professional advisers to obtain professional advice; or

(d)	with the prior written consent of the other.

11.	GENERAL

11.1	Assignment

This Agreement is for the benefit of and is binding on the parties but neither the rights nor the obligations of the parties under this Agreement may be voluntarily novated or assigned, wholly or partly, to any person without the prior written consent of the other.

11.2	Entire Agreement

This Agreement constitutes the entire agreement between the parties regarding the matters set out in it and supersedes any prior representation, understanding or arrangement made by the parties, whether orally or in writing. This Agreement may not be varied other than by a later written agreement executed by the parties.

11.3	Further Assurance

Each party must, and must ensure that its employees and agents will, execute all Agreements and do all things necessary to give full effect to the arrangements contemplated by this Agreement.

11.4	Waiver

No delay by a party in exercising any right under this Agreement will operate as a waiver, of that right nor will any waiver by a party of any right under this Agreement operate as a waiver of any other right of that party, nor will any single or partial exercise of any right preclude any further exercise of that or any other right under this Agreement.

11.5	Severance

If any provision of this Agreement is in any way unenforceable, it is to be read down so as to be enforceable or, if it cannot be read down, the provision (or where possible, the offending party) is to be severed from this Agreement without affecting the enforceability of the remaining provisions (or parts of those provisions) which will continue in effect.

11.6	Existing Rights

Expiry or termination of this Agreement will not affect any right accrued prior to the expiry or termination.

11.7	Notices

Any notice, consent or other communication ("notice") which either party is required or wants to give to the other party must be in writing and may be given by-

(a)	being delivered to the recipient at its Address for Service;

(b)	being sent by facsimile transmission to the facsimile number of the recipient; or

(c)	being sent by prepaid ordinary mail (and by facsimile transmission) to the Address for Service of the recipient party,

and the notice will be given -

(i)	if delivered personally, on the date of delivery;

(ii)	if sent by facsimile transmission, on the date on which the sending party’s facsimile machine records that it has been transmitted; or

(iii)	if sent by prepaid ordinary mail, three (3) Business Days after posting.

11.8	Stamp Duty

The Company will pay any stamp duty payable on this Agreement or any instrument or transaction required by this Agreement.

11.9	Counterparts

This Agreement may be executed in any number of counterparts. All counterparts taken together will constitute one instrument.

11.10	Binding Agreement

Each party warrants that it is authorised and has capacity to execute this Agreement and to bind itself to this Agreement.

11.11	Governing Law

This Agreement is governed by and is to be construed in accordance with the laws in the state of Delaware.

11.12	Power of Attorney

If this Agreement is executed by an attorney on behalf of a party, the attorney declares that he has no notice of the revocation of the power of attorney.

EXECUTED AS AN AGREEMENT

THE COMPANY CHOP of China Architectural Engineering, Inc. was affixed to this Agreement in accordance with its Constitution in the presence of:	) ) ) )

/s/ Tang Nian Zhong		/s/ Luo Ken Yi
Signature of Director/Secretary		Signature of Director/Secretary

Tang Nian Zhong		Luo Ken Yi
Full Name of Signatory		Full Name of Signatory

SIGNED by the EXECUTIVE in the presence of:	) ) )

/s/ Pang Sze Man		/s/ Xin Yue Jasmine Geffner
Signature of Witness		Signature

Pang Sze Man		Xin Yue Jasmine Geffner
Print Name		Print Name

DATE	12 March 2008

Between China Architectural Engineering, Inc. and [Xin Yue Jasmine Geffner]
SERVICE AGREEMENT

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is effective as of March 12, 2008,

Between:

(1)	China Architectural Engineering, Inc. (CAE) a company incorporated in the USA whose office is at Unit B, 63/17, Bank of China Tower, 1 Garden Road, Hong Kong (the “Company”), and

(2)	Charles John Anderson whose address is located in Tampa Florida, USA (the “Employee”).

It is agreed as follows:

Definitions:

In this agreement the following expressions shall have the following meanings:

“Business” means all and any business, trade or other commercial activities of the Company or any Group Company;

“Board” means the Board of Directors of the Company or a duly authorized committee of the Board of Directors;

“Confidential Information” means all and any information, knowledge or data (whether or not recorded in documentary form or on computer disk or tape) not generally known or available to the public which Employee may have learned, discovered, developed, conceived, originated or prepared during or as a result of the Employment relating to the operations, business methods, corporate plans, management systems, finances, new business opportunities, products, services, technology, customers, clients, policies, procedures, accounts, personnel, techniques, concepts, or research and development projects, of the Company or any Group Company and any and all trade secrets, secret formulae, process, inventions, designs, know-how, discoveries, technical specifications, and other technical information relating to the creation, production or supply of any past, present or future product or service of the Company or any Group Company;

“Employment” means the Employees employment in accordance with the terms and conditions of this Agreement;

“Group Company” means the Company and any company which is a direct or indirect subsidiary of the Company from time to time;

“Termination Date” means the date on which the Employment is terminated howsoever caused.

TERM AND APPOINTMENT

According to the terms of this Agreement, the Employee shall be appointed as the President of “CAE Building Systems, Inc. (U.S.A.)”, a subsidiary company to be incorporated in and according to the laws of the United States of America upon the execution of this Agreement.

Subject to the terms of this Agreement, employment shall commence on March 3, 2008, and shall continue for a period of five (5) years from such date unless or until terminated by either party according to the terms of this Agreement. Thereafter, this Agreement shall automatically be renewed for successive one-year terms for a period of three (3) years unless either party shall give the other no less than one hundred eighty (180) days prior written notice of intent not to renew this Agreement.

Employee shall bear his individual income tax by himself according to the applicable law and shall be responsible to properly report his personal income tax to his country or place of residency. Notwithstanding the Employee's reporting and payment obligations with respect to income taxes, Employee agrees that the Company or Group Company is entitled to withhold the tax according to applicable law.

DUTIES

During the Employment the Employee will:

Devote his best efforts, energies, skills and attention on a full-time basis to the business and affairs of the Company and Group Company;

Faithfully and diligently perform all such duties and exercise all such powers that are commensurate with Employee's position and as are lawfully and properly assigned to him from time to time by the Chief Executive Officer or the Board, whether such duties or powers relate to the Company or any other Group Company;

Comply with all directions lawfully and properly given to him by the Chief Executive Officer or the Board as they may from time to time deem in the best interest of the Company;

Devote the whole of his time, attention and abilities to the business of the Company or any other Group Company for which he is required to perform duties and shall not without the Company's prior written consent, be directly or indirectly engaged in any other business activity, trade or occupation;

Promptly provide the Company with all such information as it may require in connection with the business or affairs of the Company and of any other Group Company for which he is required to perform duties;

Comply with any and all governmental laws, regulations, and policies in connection with his actions as an employee of the Company and conduct himself in accordance with the highest business standards as are reasonably and customarily expected of such position; and

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Fully cooperate and participate in any investigation conducted by the Company relating to its interests or as may be required by applicable law.

The Employee shall be required to work during the Company's normal business hours together with such additional hours as are required in the proper performance of his duties. The Employee acknowledges that he has no entitlement to additional remuneration for any hours worked in excess of the Company's normal business hours.

The Employee's normal place of business will be located in the United States of America and the Employee acknowledges and accepts that the proper execution of his duties will include domestic and international travel.

COMPENSATION

Base Salary:

The Employee's base salary shall be one-hundred-ninety-thousand U.S. dollars ($190,000) per annum payable in regular installments in accordance with the customary payroll practices of the Company and subject to all legally required deductions and withholdings. Employee's base salary shall be reviewed by the Company's Compensation Committee annually in a manner that is consistent with the Company's compensation policy. The base salary may be increased from time to time by the Compensation Committee in its absolute discretion, the determination of which shall be based upon such standards, guidelines and factual circumstances as the Compensation Committee deems relevant.

Medical Health Insurance:

The Company acknowledges that the Employee has procured an Insurance Policy, which is currently in existence and operational. The Employee shall be fully reimbursed on a monthly basis for the entire costs of a comprehensive Medical Health Care Insurance policy including coverage for the Employee and his Spouse. The Employee shall have sole discretion for the selection of the Health Care Insurance policy, provided that insurance coverage and the premium attached thereto subject to standard adjustments in costs by the insurer, is commensurate to that which is in operation at time of employment. The Employee shall present a monthly expense statement for the costs of the policy and the Company shall reimburse the full amount as expenditure.

Vehicle:

The Employee shall be fully reimbursed on a monthly basis for the entire costs of a motor-vehicle including the cost of the vehicle, insurance, maintenance and operational expenses. The company shall pay the Employee a monthly allowance amount of one-thousand dollars U.S. ($1,000.00) for vehicle payment and insurance and reimburse other operational costs as presented in accordance with expense reimbursement as stated herein.

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Commission:

The Employee shall be paid a commission on all cash received by the Company on all sales of the Company or Group Company's goods or services made pursuant to contracts originated primarily as the result of the efforts of the Employee during the term hereof (“Employee Sales”). The commission amount shall be calculated and paid as follows:

The Employee shall be paid a cash payment in US dollars an amount equal to one-half percent (0.50%) of Employee Sales up to Twenty-million dollars U.S. ($20,000,000) per annum. Thereafter, with the commission rate adjusted to one-quarter percent (0.25%) for Employee Sales in excess of Twenty-million dollars U.S. ($20,000,000) per annum.

The Company’s payment of commissions to Employee for the Employee Sales shall occur in three payments as follows:

(i) the first payment (the “First Payment”) shall consist of 50% of the total commissions for a contract and shall occur once the Company receives the first payment from the customer under such contract, provided that, however, the First Payment on each contract for the Employee Sales shall not exceed a total of U.S. ($100,000) ;

(ii) the second payment shall consist of 80% of total commissions, on a cumulative basis, of a such contract, including any amounts paid in the First Payment for such contract, and shall occur once the Company receives payment of at least 50% of the total payments due under such contract; and

(iii) the third and final payment shall consist of the remaining 20% of the total commissions for such contract and shall occur once the Company receives the last payment from the customer as required under such contract.

In addition to the foregoing, the Employee shall be issued shares of the Company Stock at the end of each fiscal year, which will be valued at the share price at closing of 31' December each year and at a total amount equivalent to 2 times the commission entitled to and received by the Employee during that fiscal year up to a limit of Fifty (50) Million dollars ($50,000,000) of Employee Sales per annum.

All stock issued in relation to commission payments shall have a twelve-month lock-up period and shall have no expiration date.

Vacation

The Employee shall be entitled to fifteen (15) working days paid vacation per calendar year during his Employment to be taken at time or times convenient to the Company. The right to vacation time shall accrue pro rata during each calendar year of Employment and shall not accrue in excess of fifteen days in any calendar year. Vacation time not used in a calendar year shall not be carried over from year to year and will be forfeited. No payment shall be made for vacation not taken. Upon termination of the Employment the Employee shall be entitled to payment in lieu of accrued but untaken vacation not including any forfeited vacation.

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Bonus:

The Company at the sole discretion of the Chief Executive Officer or Board may from time to time pay the Employee bonuses in the form of cash and or company stock as reward for the Employees individual performance and the Performance of the Company.

Holidays and Sick Days:

The Employee shall be paid for all standard Holidays observed in the country of his domicile. The Employee shall be paid up to ten (10) sick days per year for time-off required due to illness or injury. The Company may at the discretion of the Chief Executive Officer or Board pay the Employee for additional time-off required as a result of illness or incapacitation due to illness or injury.

Reimbursement for Company Business Expenses:

The Employee shall be reimbursed for all reasonable and necessary business expenses incurred by the Employee in connection with the performance of the Employees duties. Reimbursement shall be made in accordance with the Company's policy and procedures upon presentation of itemized statements of such business expenses in such detail as the Company may reasonably require consistent with applicable Company policy. In order to facilitate the Company's prompt reimbursement of the Employee's business related expenses as well as the prompt reimbursement of other Employees under the direct control and supervision of the Employee, the Company shall provide the Employee a cash advance from which the Employee shall pay applicable expenses and be responsible for the accurate accounting of said funds. At the earliest possible date, the Company shall provide the Employee with Company credit card(s) to be used in the course of carrying-out company business.

INTELLECTUAL PROPERTY

The Employee shall disclose full details of any inventions, designs, know-how, or discoveries, whether register able or not, or whether patentable or a copyright work (“Inventions”) in confidence to the Company and shall regard himself in relation thereto as a trustee for the Company.

All intellectual property rights in such Inventions shall vest absolutely in the Company which shall be entitled, so far as the law permits, to the exclusive use thereof.

Notwithstanding anything stated herein, the Employee shall assign to the Company the copyright (by way of assignment of copyright) and other intellectual property rights, if any, in respect of all works written, originated, conceived or made by the Employee (except only those works written, originated, conceived or made by the Employee wholly outside his normal working hours hereunder and wholly unconnected with the Employment) during the continuance of the Employment.

The Employee agrees that during or after the termination of his Employment he will execute such deeds or documents and cooperate in all such acts and things as the Company may deem necessary or desirable to substantiate the Company's rights in respect of the Inventions and other intellectual property rights referred to herein including for the purpose of obtaining letters patent or other privileges in all such countries as the Company may require.

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TERMINATION

Either party may terminate the Employment by providing the other party one hundred twenty days (120 days) written notice. The Company may, in its sole discretion, also terminate the Employment immediately without prior written notice by making a payment of the base salary and all other compensation and expense amounts due Employee in lieu of prior written notice.

Notwithstanding the foregoing, at any time during the Employment the Company may also terminate the Employment immediately and with no liability to make further payment to the Employee (other than in respect of amounts accrued) for serious misconduct including without limitation, if the Employee;

Commits any serious or repeated breach of any of his obligations under this Agreement or his Employment;

Is guilty of serious misconduct which, in the Board's reasonable opinion, has damaged or may damage the business or affairs of the Company or Group Company;

Is guilty of conduct which, in the Board's reasonable opinion, brings or is likely to bring himself, the Company or Group Company into disrepute;

Is charged with a criminal offense (other than a road traffic offense not subject to a custodial sentence);

Is or becomes incapacitated or ill to the extent that he is unable to perform the inherent duties and obligations of the Employment and the Employee has exhausted all of his entitlement to paid sickness leave as setout herein;

Is declared bankrupt or makes any arrangement with or for the benefit of his creditors;

Any delay or forbearance by the Company in exercising any right of termination shall not constitute a waiver of it.

On termination of the Employment for whatever reason (and whether in breach of contract or otherwise) the Employee will:

Immediately deliver to the Company all books, documents, papers, computer records, computer data, credit cards and any other property relating to the business of or belonging to the Company or Group Company which is in his possession or under his control. The Employee is not entitled to retain copies or reproductions of any documents, papers or computer records relating to the business of or belonging to the Company or Group Company;

Immediately resign from any office he holds with the Company or Group Company (and from related trusteeships) without any compensation for loss of office. Should the Employee fail to do so he hereby irrevocably authorizes the Company to appoint some person in his name and on his behalf to sign any documents and do anything to give effect to his resignation from office; and

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Immediately pay to the Company or, as the case may be, Group Company all outstanding amounts due or owed to the Company or Group Company. The Employee confirms that, should he fail to do so, the Company is to be treated as authorized to deduct from any amounts due or owed to the Employee by the Company (or Group Company) a sum equal to such amounts.

The Employee will not at any time after termination of the Employment represent himself as being in any way concerned with or interested in the business of, or employed by, the Company or Group Company.

The Employee agrees that any payments pursuant to this termination clause will be in full and final settlement of any and all claims the Employee may have against the Company or Group Company arising out of or in connection with his Employment or its termination, and Employee and the Company agree to execute a general mutual release in favor of the other and their successors, affiliates and estates to the fullest extent permitted by law, drafted by and in a form reasonably satisfactory to the Company and Employee.

SUSPENSION

Where notice of termination has been served by either party whether in accordance with the Termination clause herein or otherwise, the Company shall be under no obligation to provide work for or assign any duties to the Employee for the whole or part of the relevant notice period and may require him:

Not to attend any premises of the Company or Group Company; and / or

To resign with immediate effect from any offices he holds with the Company or Group Company (and any trusteeships); and or

To take any vacation which has accrued in accordance with this Agreement during any period of suspension as defined herein.

The Confidentiality provisions of this Agreement shall remain in full force and effect during any period of suspension.

Any suspension under this agreement shall be on full salary and benefits during any period of suspension.

CONFIDENTIAL INFORMATION

The Employee acknowledges:

That Confidential Information is valuable to the Company and Group Companies;

That the Company will provide the Employee with access to Confidential Information so that the Employee is properly able to carry out the duties pursuant to this Agreement;

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That the Employee owes, without limitation, a duty of trust and confidence to the Company and a duty to act at all times in the best interest of the Company; and

That the disclosure of Confidential Information to any customer or actual or potential competitor of the Company or Group Company would place the Company at a serious competitive disadvantage and would cause immeasurable damage to the Business and therefore the restrictions contained herein are reasonable to protect the Company.

The Employee undertakes that he will not at any time (whether during the Employment or for a period of twelve (12) months form Termination date) use for his own or another's advantage, or reveal to any third-party person, firm, company or organization and shall use his best efforts to prevent the publication or disclosure of any Confidential Information to any third party.

The limitations imposed on the Employee pursuant to the Confidential Information clause of this agreement shall not apply to Employee's compliance with legal process or subpoena, or statements in response to inquiry from a court or regulatory body, provided that Employee gives the Company reasonable prior written notice of such process, subpoena or request. In addition, the restrictions in this clause shall not apply so as to prevent the Employee from ‘using his own personal skill in business in which he may be lawfully engaged after the Employment is ended.

RESTRICTIVE COVENANTS

The Employee covenants with the Company (for itself and as trustee and agent for other Group Company) that, for the period during the Employment and the twelve (12) months following the Termination date, he shall not, whether directly or indirectly, on his own behalf or on behalf of or in conjunction with any other person, firm, company or other entity (except on behalf of the Company):

Solicit or entice away or attempt to solicit or entice away from the Company or any Group Company any person, firm, company or other entity who is, or was, a client of the Company or Group Company with whom the Employee had business dealings during the course of his Employment or in the twelve (12) month period prior to the Termination date;

Solicit or entice away or attempt to solicit or entice away any individual person who is employed or engaged by the Company or Group Company either as a director, or in a managerial or technical capacity; or who is in possession of Confidential Information and with whom the Employee had business dealings during the course of his Employment or the twelve (12) month period immediately prior to the Termination date;

Carry on, set up, be employed engaged or interested in a business in Hong Kong, the People's Republic of China, and any other geographic locations where the Company's business is conducted, that is in competition with, whether directly or indirectly, the Business as at the Termination date. It is agreed that if such company ceases to be in competition with the Company and Group Companies this clause shall, with effect from that date, cease to apply in respect of such company. The provisions of the Restrictive Covenants clause shall not, at any time following the Termination date, prevent the Employee from owning an interest in the Company, and owning an interest in any company that competes with the Company. Nothing in the Restrictive Covenants clause of this agreement shall prohibit Employee from seeking or doing business not in direct or indirect competition with the Business.

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While the parties agree that the restrictions contained in the Confidential Information clause and the Restrictive Covenants clause are reasonable in all circumstances, it is agreed that if any court of competent jurisdiction holds that the length of post-termination covenants contained herein are not reasonable, the parties agree that;

The covenants are to apply for a period of nine (9) months for the Termination date; or, if this period is held to be unreasonable,

For a period of six (6) months from the Termination date; or if this period is held to be unreasonable,

For such period as any court of competent jurisdiction decides is reasonable.

The period during which the restrictions referred to in the Restrictive Covenants clause of this Agreement which apply following the Termination date shall be reduced by the amount of time during which, if at all, the Company suspends the Employee under the provisions of the Suspension clause of this Agreement.
The Company acknowledges and accepts that the Employee has skill and expertise gained through prior experience within the industry and that there shall be no restriction placed upon the employee as a result of this Agreement, to be gainfully employed by any company within the industry of the Employee's skill and expertise. The Company agrees that the Employee shall be compensated in accordance with the Compensation clause of this Agreement during and for the full term of any restrictive period of employment placed upon the Employee as a result of this Agreement.

MISCELLANEOUS

This Agreement, together with any other documents referred to in this Agreement, supersedes all other employment agreements both oral and in writing between the Company and the Employee. The Employee acknowledges that he has not entered into this Agreement in reliance upon any representation, warranty or undertaking which is not set out in this Agreement or expressly referred to in it as forming part of the Employee's contract of employment.

The Employee represents and warrants to the Company that he will not by reason of entering into the Employment, or by performing any duties under this Agreement, be in breach of any terms of employment with a third party whether express or implied or of any other obligation binding on him.

Any notice to be given under this Agreement to the Employee may be served by being handed to him personally or by being sent by registered post to him at his usual or last known address; and any notice to be given to the Company may be served by being left at or by being sent by registered post to its registered office for the time being. Any notice served by registered post shall be deemed to have been served two days (excluding Sundays and statutory holidays) after the date of the registered post receipt.

The provisions contained in the Confidential Information, Restrictive Covenants, and the Miscellaneous clauses shall remain in full force and effect after the Termination Date.

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This Agreement and the relationship between the parties shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, U.S.A. Each of the parties agrees that the courts of the State of Delaware are to have non-exclusive jurisdiction to settle any disputes (including claims for set-off and counterclaims) which may arise in connection with the creation, validity, effect, interpretation or performance of, or the legal relationships established by, this Agreement or otherwise arising in connection with this -Agreement, and for such purposes irrevocably submit to the non-exclusive jurisdiction of the courts of the State of Delaware.

If any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein. In addition, if any court of competent jurisdiction determines that any of the provisions set forth herein are unenforceable because of the duration or geographic scope of such provision, such court shall have the power to reduce the duration or scope of such provision as the case may be, to the extent necessary to render such provision enforceable.

The waiver by any party to a breach of any provision of this Agreement must be in writing and signed by such party to be effective, and shall not operate or be construed as a waiver of any subsequent breach of this Agreement.

This Agreement is personal in nature, and neither this Agreement nor any part of any obligation herein shall be assignable by Employee. The Company shall be entitled to assign this Agreement to any affiliate or successor of the Company that assumes the ownership or control of the business of the Company, and the Agreement shall inure to the benefit of any such successor or assign.

This Agreement may be executed in one or more facsimile counterparts, and by the parties hereto in separate facsimile counterparts, each of which when executed shall be deemed to be an original while all of which taken together shall constitute one and the same instrument.

(SIGNATURE PAGE TO FOLLOW)

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IN WITNESS WHEREOF this AGREEMENT has been signed on the date the day and year first above written.

SIGNED by (the Employee)	/s/ Charles John Anderson
Charles John Anderson

in the presence of:	/s/ Aileen P. Galazin
Name: Aileen P. Galazin

SIGNED for and on behalf of
CHINA ARCHITECTURAL ENGINEERING, INC.

/s/ Luo Ken Yi
Name: Luo Ken Yi Title: Chief Executive Officer

in the presence of:	/s/ Tang Nian Zhong
Name: Tang Nian Zhong

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